Exhibit 10.1

EMPLOYMENT AGREEMENT FOR
William G. Fontenot
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Cleco Corporate Holdings LLC, together with its affiliates, Cleco Group LLC, and Cleco Power LLC (collectively, the “Company”) and William G. Fontenot (the “Executive”) as of January 1, 2018 (the “Effective Date”).
WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)At-Will Employment. The Executive shall begin employment with the Company as its Chief Executive Officer, on the Effective Date, and shall be employed on an at-will basis, subject to the terms of this Agreement, until the termination of the Executive’s employment and this Agreement by the Company or by the Executive, as provided below. The period commencing on the Effective Date and ending on the date on which the Executive’s employment and the term of the Agreement terminate is referred to herein as the “Term.”

(b)Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Company’s Board of Managers (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)Best Efforts. During the Term, the Executive shall devote his/her best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 14 below.

(d)Principal Place of Employment/Residence. The Executive understands and agrees that his/her principal place of employment will be in the Company’s headquarters located in the Pineville, Louisiana metropolitan area and that the Executive will be required to travel for business in the course of performing his/her duties for the Company. The Executive also understands and agrees that, during the Term, his/her principal place of residence will be within 30 miles of the Company’s headquarters in Pineville, Louisiana and he/she will be, and remain, a permanent resident of Louisiana during the Term.

2.Compensation.

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $575,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior level executives and may be adjusted from time to time as the Board deems appropriate. The Leadership Development and Compensation Committee of the Board may take any actions of the Board pursuant to this Agreement.

(b)Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) for each calendar year during the Term, commencing with the 2018 fiscal year. The target amount for the Executive’s annual bonus shall be 80% of the Executive’s Base Salary for 2018 and may be adjusted by the Board in subsequent calendar years as provided in the Company’s Short Term Incentive Plan (“STIP”). The Annual Bonus shall be subject to the terms of the Company’s Short Term Incentive Plan that is applicable to other executives of the Company, including requirements as to continued employment, except as otherwise stated herein. Nothing in this Agreement shall prevent the Company from amending or terminating the STIP from time to time.

(c)Long-Term Incentive Opportunity. The Executive shall be eligible to receive cash long-term incentive awards during the Term (“LTIP Awards”) under the Company’s Long Term Incentive Plan (“LTIP”). Any LTIP Award will be paid in a cash lump sum payment between January 1 and March 15 following the end of the applicable performance period, and subject to the terms of the Company’s Long Term Incentive Plan that is applicable to other executives of the Company, including requirements as to continued employment, except as otherwise stated herein. Nothing in this Agreement shall prevent the Company from amending or terminating the LTIP from time to time. For fiscal year 2018, the Executive’s target LTIP Award shall be $1,250,000.

3.Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs available to employees of the Company, pursuant to their respective terms and conditions, except that no non-qualified retirement plan benefit shall be provided to the Executive other than that due under the Company’s Supplemental Executive Retirement Plan, as amended effective January 1, 2018 with respect to the Executive. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.Vacation and Employee Policies. During the Term, the Executive shall be entitled to vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

5.Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

6.Termination of At-Will Employment. The Company may terminate the Executive’s employment at any time without Cause. The Executive may initiate a termination of employment by resigning for Constructive Termination or Good Reason, as defined below. Upon termination by the Company without Cause or resignation by the Executive for Constructive Termination or Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive the benefits due under the Company’s Executive Severance Plan (“the Severance Plan”), irrespective of whether the Executive's Termination constitutes a "Qualifying Separation" as defined under Section 3.1 of the Severance Plan. The Company shall pay any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

7.Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

8.Voluntary Resignation without Constructive Termination or Good Reason. The Executive may voluntarily terminate employment, without Constructive Termination or Good Reason, for any reason upon 90 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

9.Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

10.Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person

11.Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign all Company-related positions, including as an officer, board manager and director of the Company and its parents, subsidiaries and affiliates.

12.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Affiliate” means any corporation or other form of entity of which the Company, owns, from time to time, directly or indirectly, at least 10% of the total combined voting power of all classes of stock or other equity interests

(b)“Cause” shall be as defined in Section 2.4 of the Cleco Corporate Holdings LLC 2017 Long-Term Incentive Compensation Plan; provided, however, that for purposes of the events set forth in subsections 2.4 (d) through (h) of that definition, the Executive shall be given 30 days’ written notice and an opportunity to cure during that 30-day period if, in the good faith judgment of the Board, the event giving rise to “Cause” may be cured and the Company is not expected to be adversely affected during such period.

(c) “Constructive Termination” and “Good Reason” shall mean shall be as defined in the Severance Plan.

(d)“Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in the form attached hereto as Exhibit A, subject to such legally required and other reasonable changes as the Company may require.

13.Section 409A.

(a)This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.

For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

14.Restrictive Covenants.

In exchange for the payments and benefits to be paid to the Executive under Section 6:
(a)    Confidential Information. The Executive recognizes and acknowledges that he/she has and will continue to possess confidential, proprietary, non-public information concerning the Company and its Affiliates (for the purposes of this Section 14 and Section 15, collectively, the “Company”), whether or not deemed a “trade secret” under applicable law, which may include, without limitation: (a) books and records relating to operations, finance, accounting, personnel and management; (b) cost, price, rate and volume data, future price, rate and trading plans, and test data; (c) product and plant design and development; (d) records, computer software, customer lists, information obtained on competitors, and sales tactics; (e) business plans, financial projections and supporting assumptions and action plans; and (f) various other non-public trade or business information, including strategic business opportunities, marketing, business diversification and expansion plans, acquisitions, dispositions, methods and processes, financial data and the like (collectively, the “Confidential Information”). The Executive agrees that he/she will not, at any time, make any independent use or disclosure of the Confidential Information, provided that nothing contained herein shall prohibit the use and disclosure of Confidential Information: (x) with the prior written consent of the Company; (y) to the extent required by law or by legal process, provided that the Executive shall furnish to the Company not less than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Company to object to such disclosure or to place such disclosure under seal; or (z) if and to the extent such information shall have become public information, other than on account of the Executive’s breach of this covenant.

(b)    Non-Solicitation of Employees. The Executive agrees that during the Restricted Period (as defined below), he/she shall not, directly or indirectly, whether for his/her own benefit or on behalf of another, or to the Company’s detriment, hire or offer to hire, or cause any person to hire or offer to hire, any officer, employee, manager, or director of the Company, or persuade, or attempt to persuade, any such officer, employee, manager or director to discontinue any relationship with the Company; provided that general advertisements and/or contacts by third-party recruiters that are not initiated, directly or indirectly, by the Executive shall not be deemed a breach hereof. Parties and individuals who ceased employment with the Company within the six-month period preceding the occurrence of a solicitation prohibited hereunder shall be included.
(c)    Business Reputation. During the Term and until the end of the Restricted Period, the Executive agrees that he/she shall refrain from performing any act, engaging in any conduct or course of conduct or making or publishing an adverse, untrue or misleading statement which has, or may reasonably have, the effect of demeaning the name or business reputation of the Company or which adversely affects, or may be reasonably expected to adversely affect, the best interests, economic or otherwise, of the Company, except to the extent such statement or conduct may be required by law or legal process.
(d)    Non-Solicitation of Customers. The Executive agrees that during the Restricted Period, the Executive shall not, directly or indirectly, for the Executive’s own benefit, on behalf of another, or to the detriment of the Company, solicit for any business purpose, divert, or attempt to solicit for any business purpose or attempt to divert, (1) any customer of the Company, or (2) any potential customer of the Company, in either case in the Restricted Area, at the time of the Executive’s termination.
(d)    Non-Competition. The Executive agrees that during the Restricted Period, the Executive shall not carry on or engage in, whether directly or indirectly, and whether as a director, officer, employee, partner, contractor, consultant, agent or other advisor, a business that competes with the Company’s Business (as defined below); provided that nothing contained herein shall prevent the Executive from acquiring or holding less than 2% of the equity securities of a publicly-traded company that is engaged in the Company’s Business. The foregoing covenant shall apply only to activities carried on in or related to the Restricted Area.
(e)    Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the

Regulators. If the Executive is required by law to disclose Confidential Information, other than to Regulators as described above, the Executive shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(f)    Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.
(g)    Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession, whether hard copy or soft copy, under the Executive’s control or to which the Executive may have access, and including all electronic and other physical property of the Company. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.
(h)    Definitions.
(1)    The term “Company’s Business” shall mean any activities related to the generation, transmission and distribution of electricity, whether wholesale or retail, and whether regulated or not, conducted within the State of Louisiana and the State of Mississippi in the Restricted Area.

(2)    The term “Restricted Area” shall mean the following parishes in the State of Louisiana, Parishes of Acadia, Allen, Avoyelles, Beauregard, Calcasieu, Catahoula, DeSoto, Evangeline, Grant, Iberia, Jefferson Davis, Lafayette, Natchitoches, Rapides, Red River, Sabine, St. Landry, St. Martin, St. Mary, St. Tammany, Vernon, and Washington, the State of Mississippi, Counties of Coahoma, Forrest, Hinds, Madison and Yazoo, the following counties in the state of Arkansas: Counties of Craighead, Crittenden, Faulkner, Pulaski and Saline and the following counties in the state of Texas: Counties of Jasper, Liberty, and Nacogdoches, in all of which the Executive agrees that the Company carries on the Company’s Business. The Executive and the Company agree that the Company shall possess the authority to amend this definition, from time to time, to eliminate Parishes or Counties in which the Company is no longer conducting the Company’s Business and to add Parishes or Counties in which the Company is currently conducting such business.

(3)    The term “Restricted Period” shall mean the Term and for 24 months following the end of the Term.

15.	Legal and Equitable Remedies.

(a)Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14.

(b)The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for Louisiana, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(c)Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 14, the Company shall be obligated to provide only the compensation and accrued benefits required by any Company benefit plans, policies or practices then applicable to the Executive in accordance with the terms thereof, and all payments under Section 2 or Section 6 hereof, as applicable, shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 hereof, and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

(d)Executive agrees that each of the covenants set forth in Section 14 is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. Executive further agrees that the covenants set forth in Section 14 are reasonable in both time and geographic scope. Should a court of law or arbitrator, as the case may be, determine that any covenant set forth herein is unenforceable, such covenant shall be deemed reformed to the minimum extent necessary to permit its enforcement.

16.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, Sections 14, 15 and 22) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:
Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71361
Attention: General Counsel

If to the Executive, to:
William G. Fontenot
3849 Rue Left Bank
Alexandria, Louisiana 71303

In the alternative, notice may be provided to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
19.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

20.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

21.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

22.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, and other employment, ethics and personnel policies that may now be in effect or may be implemented by the Board from time to time with respect to officers or employees of the Company.

23.Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or its Affiliates, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses including but not limited to Executive’s reasonable legal fees and expenses when and as incurred, to the fullest extent permitted by the laws of Louisiana and the Company’s operating agreement and bylaws. During the Executive’s employment with the Company and its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors and officers insurance applicable to other officers and directors.

24.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto. This Agreement may be changed only by a written document signed by the Executive and the Company.

25.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

26.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Louisiana without regard to rules governing conflicts of law.

27.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

<Signature Page Follows>

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CLECO CORPORATE HOLDINGS LLC

/s/ Anthony Bunting
Name: Anthony Bunting
Date: 12/20/17

EXECUTIVE

/s/ William G. Fontenot
Name: William G. Fontenot

Exhibit A

General Release

CLECO CORPORATE HOLDINGS LLC
BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT

Name of Executive:	William G. Fontenot

Date of Delivery:	________, 20__

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT (the “Waiver”) is made and delivered by the executive named above (“Executive”) in consideration and as a condition of the receipt of certain payments set forth under the Employment Agreement, as of January 1, 2018, by and between Cleco Corporate Holdings LLC, together with its affiliates, Cleco Group LLC, and Cleco Power LLC (collectively, the “Company”) and to which this Waiver is attached, the adequacy of which consideration is hereby expressly acknowledged by Executive.

1.    WAIVER AND RELEASE:

1.1    Claims Released. Executive, on his own behalf and on behalf of Executive’s heirs, successors and assigns, hereby releases and discharges the Company and its Affiliates (as defined in the Employment Agreement), and their respective past, present, or future parents, subsidiaries and affiliates, equity owners, both direct and indirect, and their affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, partners, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and their fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Protected Parties”) from any and all claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual or based in common or statutory law, including federal, state, and local laws, whether known or unknown, which Executive had, may now have, or hereafter may have, against the Protected Parties based upon facts occurring up to and including the date of the execution of this Waiver, other than the claims retained as provided in Section 1.2 hereof. Without limiting the generality of the foregoing, Executive hereby specifically releases and discharges the Protected Parties from:

a.     Any and all claims relating to Executive’s employment by the Company, including the termination thereof, the terms and conditions of such employment, employee benefits and compensation related to such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s termination, including but not limited to claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.     Any and all claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, and the termination thereof, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the

Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, and, to the extent applicable to Executive, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

c.    To the fullest extent permitted by law, Executive agrees that he will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Protected Parties, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by this Section 1.1. Executive further agrees that he will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Protected Parties, whether the claims are brought on his own behalf or on behalf of any other person or entity.  Nothing in this subsection shall prohibit Executive from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

1.2    Claims Retained. Notwithstanding the generality of the foregoing Section 1.1, Executive does not waive or release any right or claim: (a) arising after the date on which Executive executes this Waiver; (b) ordinary claims for benefits accrued and vested or those benefits due following the date his employment with the Company terminates under any benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or other benefit plan or arrangement sponsored and maintained by the Protected Parties, or as specifically set forth herein or in the Employment Agreement; (c) amounts payable to him under the terms of the Company’s Executive Severance Plan (the “Severance Plan”); (d) any claim for compensation due under applicable law that cannot be waived as a matter of public policy; (e) any right to indemnification that Executive may possess as a former director, manager, officer or employee of any of the Protected Parties to the fullest extent provided under the indemnification and insurance arrangements or governing documents of such parties or applicable law; and (f) any other right or benefit required by law to be provided that cannot be waived as a matter of public policy.

1.3    Charges. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of Section 1.1 of this Waiver, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to participate in or receive any damages or other type or form of award relating to any event that occurred prior to his execution of this Waiver as a consequence thereof.

2.    GENERAL PROVISIONS:

2.1    Entire Agreement. This Waiver constitutes the final and complete understanding and agreement hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among Executive and the Company other than those set forth herein or in the Employment Agreement which expressly still survive; provided that Executive shall remain bound to any confidentiality provisions contained in any handbook, policy or separate agreement with the Company or its Affiliates, and Executive shall further be bound by the terms of any additional agreement entered into as a condition of payment under the Severance Plan.

2.3    Amendment. This Waiver may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by Executive and the Company.

2.4    Choice of Law. The validity of this Waiver and the Retention Bonus Agreement, the construction of its terms, and the determination of the rights and obligations of Executive hereunder shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

2.5    Notices. All notices and other communications under this Waiver must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent first class mail, postage prepaid, in each case as follows:

If to Executive:        Addressed to Executive
Most Recent Address on File with the Companies

If to the Companies:    Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention: General Counsel

or to such other address as Executive or the Company, as the case may be, may designate by notice to the other.

2.6    Successors and Assigns. The Waiver will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or businesses or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. The Waiver will be binding upon Executive, his heirs, estate, legatees and legal representatives.

2.7    Waiver. The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Waiver will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

2.8    Restrictive Covenants. Executive acknowledges and agrees that nothing in this Waiver affects or alters Executive’s obligations under Sections 14 and 15 of the Employment Agreement, and Executive acknowledges that the provisions of those Sections remain in effect.

2.9    Executive’s Acknowledgements. Executive understands that Section 1 of this Waiver constitutes a general waiver and release in favor of the Company and Protected Parties, as more fully set forth therein. In connection with such waiver and release Executive acknowledges and agrees:

a.    That he has been advised to consult an attorney before signing this Waiver and that Executive has done so or has determined that such consultation is not necessary.

b.    That the Waiver was furnished to him on or before the date specified above (the “Delivery Date”) and that he has had no fewer than 21 calendar days after the Delivery Date to consider whether to sign the Waiver, without alteration, and return it to the Company by first class mail or by hand delivery in accordance with Section 2.5 hereof, and that if he executes and delivers the Waiver before the expiration of the 21-day period, Executive will be deemed to have waived the balance of the period.

c.    That he has been given an opportunity to review the Waiver, including the waiver and release included in Section 1 hereto, that he fully understands its provisions, and that he has voluntarily entered into the Waiver.

e.    That Executive may revoke this Waiver by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid, in accordance with Section 2.5 hereof, during the seven-day period following its execution; thereafter, the Waiver shall be irrevocable. Executive acknowledges that if he revokes the Waiver, the Company shall have no obligation to provide the consideration described in the Severance Plan.

f.    By signing below, Executive represents that he has returned all the Company’s property and data of any type whatsoever that was in his possession or control, whether in hardcopy or electronic form.

g.    That in any proceeding, either at law or in equity, among the parties hereto, Executive shall not raise as a defense (i) that the period of time or geographical area in which the Executive is prohibited from competition or solicitation is unfair, unnecessary or unreasonable, (ii) that the existence of any claim or cause of action of the Executive against the Company, whether or not predicated on the terms of the Employment Agreement and Waiver, shall not constitute a defense to the enforcement of the Executive’s obligations under the Employment Agreement and Waiver, and (iii) that Company may from time to time unilaterally amend the restrictive covenants in Section 14 of the Employment Agreement to include additional Parishes or Counties into which Company’s Business has expanded.

THIS BASIC WAIVER, RELEASE AND COVENANTS AGREEMENT has been executed on this ____ day of ______________________, 20__.

EXECUTIVE:	WITNESS:

William G. Fontenot	Signature

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